UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 22, 2011

REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34846 (Commission File Number)	75-2788861 (IRS Employer Identification No.)
4000 International Parkway
Carrollton, Texas 75007
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1
EX-99.1

Item 1.01	Entry into a Material Definitive Agreement.
          On August 22, 2011, RealPage, Inc, a Delaware corporation (“RealPage”) and RP Newco IV Inc., a newly-formed Delaware corporation and wholly owned subsidiary of RealPage (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Multifamily Technology Solutions, Inc., a Delaware corporation (“MTS”) and Shareholder Representative Services LLC, a Colorado limited liability company, as the representative of MTS’ stockholders (the “MTS Stockholders”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into MTS (the “Merger”), and MTS will continue as the surviving corporation of the Merger and a wholly owned subsidiary of RealPage.
          Pursuant to the Merger Agreement, RealPage will pay approximately $74.4 million, net of cash expected to be acquired, comprised of approximately $63.6 million in cash and $10.8 million in RealPage common stock (including RealPage common stock issuable upon exercise of certain stock options assumed through the Merger), in exchange for (a) all outstanding shares of capital stock of MTS and (b) the assumption by RealPage of all outstanding in-the-money MTS stock options based on an option exchange ratio specified in the Merger Agreement. The number of shares of common stock to be issued in the Merger will be determined based on the average of the highest and lowest quoted selling price of RealPage common stock on the NASDAQ stock exchange for the ten most recent consecutive trading days ending on the trading day immediately prior to the closing of the Merger. RealPage will deposit a portion of the cash payable and the stock issuable in connection with the Merger into an escrow account to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of the MTS Stockholders. Subject to any indemnification claims made on the escrow account, one-half of the amount originally deposited therein will be released to the MTS Stockholders one year after closing with the remainder to be released six months thereafter.
          The Merger Agreement contains customary representations and warranties and covenants of MTS, RealPage and Merger Sub as well as indemnification obligations by the MTS Stockholders in the event of a breach of such representations, warranties and covenants. The Merger Agreement also contains customary closing conditions. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, MTS or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.
          A copy of the Merger Agreement is attached to this Current Report as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01	Regulation FD Disclosure.
     On August 22, 2011, RealPage issued a press release announcing that is has entered into a definitive agreement for the acquisition of MTS and updating earnings guidance for its fiscal quarter ending September 30, 2011 and its fiscal year ending December 31, 2011 as a result of its acquisition of MTS. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger among the Registrant, Multifamily Technology Solutions, Inc., RP Newco IV Inc. and Shareholder Representative Services LLC as Representative, dated August 22, 2011

99.1**	RealPage, Inc. Press Release dated August 22, 2011

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

**	Furnished herewith.
          The information furnished in this Current Report under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities of Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.
By:	/s/ Margot Lebenberg
Margot Lebenberg
Chief Legal Officer

Date: August 23, 2011

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger among the Registrant, Multifamily Technology Solutions, Inc., RP Newco IV Inc. and Shareholder Representative Services LLC as Representative, dated August 22, 2011

99.1**	RealPage, Inc. Press Release dated August 22, 2011

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

**	Furnished herewith.